Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
www.ppg.com/investor

PPG reports second quarter 2016 financial results

•	Second quarter net sales of $4.1 billion and reported earnings per diluted share of $1.37

•	Second quarter adjusted earnings per diluted share of $1.85, up 11 percent year-over-year despite unfavorable foreign currency translation

•	Fourteenth consecutive quarter of double-digit percentage growth in adjusted earnings per diluted share

•	Second quarter sales increased more than 1 percent in local currencies versus prior year, led by Europe and Asia volume growth and acquisition-related sales

•	Announced sale of European fiber glass business and acquisition of MetoKote Corporation

•	Cash and short-term investments totaled $1.7 billion at quarter-end, aided by a 180 basis-point improvement in working capital as percent of sales versus prior year

PITTSBURGH, July 21, 2016 - PPG (NYSE:PPG) today reported second quarter 2016 net sales of $4.1 billion, down less than 1 percent versus the prior year. Net sales in local currencies grew by more than 1 percent year-over-year, and acquisition-related sales contributed more than 1 percent. Sales volumes and selling prices were flat versus the prior-year period. Unfavorable foreign currency translation impacted net sales by more than 2 percent, or about $95 million.

Second quarter 2016 reported net income was $370 million, or $1.37 per diluted share. Second quarter 2016 adjusted net income was $498 million, or $1.85 per diluted share. Adjusted net income excludes net after-tax charges totaling $128 million, or 48 cents per diluted share, including: asbestos settlement funding-related taxes of $128 million, or 48 cents per diluted share; asset write-downs of $8 million, or 3 cents per diluted share; transaction-related costs of $5 million, or 2 cents per diluted share; and a gain on the sale of the company’s minority ownership interest in Pittsburgh Glass Works of $13 million, or 5 cents per diluted share. The effective tax rate was 44.1 percent for the second quarter, and the adjusted effective tax rate was 25.0 percent.

Second quarter 2015 reported net income and earnings per diluted share were $337 million and $1.23, respectively. Adjusted net income was $458 million, or $1.67 per diluted share, including after-tax charges for business restructuring of $106 million, or 39 cents per diluted share, and transaction-related costs of $15 million, or 5 cents per diluted share. The effective tax rate was 24.3 percent for the second quarter 2015, and the adjusted effective tax rate was 24.5 percent.

“During the quarter, we continued to deliver strong financial results and to execute on our strategic initiatives,” said Michael H. McGarry, PPG president and chief executive officer. “We achieved 11 percent adjusted-earnings-per-share growth, marking 14 consecutive quarters of double-digit percentage growth.

This consistent performance over an extended period of time is attributable to several factors, including our successful commercialization of innovative new products, aggressive management of our businesses and cost structure, and earnings-accretive cash deployment,” McGarry said.

“In the quarter, overall sales volumes were consistent with the prior year, reflecting modest growth rates in major economies. Sales volumes grew in our Industrial Coatings segment, driven by above-market growth in general industrial and packaging coatings. Performance Coatings segment sales volumes declined, with lower global architectural coatings volumes partially offset by gains in automotive refinish and a return to growth in our aerospace business. In total, local-currency sales grew year-over-year in the vast majority of our businesses, and in several businesses we outpaced end-use market demand,” McGarry continued.

“Geographically, our European volume growth continued to exceed regional gross domestic product growth, with higher year-over-year results across most end-use markets. Sales volumes accelerated in Asia, supported by growth in China and India that aided both coatings segments. In the U.S. and Canada, net sales declined in comparison to the prior year primarily due to lower architectural coatings volumes. Volumes improved in Latin America on the strength of architectural coatings growth in Mexico and expansion into Central America,” McGarry said.

“In addition, we continued to execute on our strategic objectives during the quarter, including the announced sale of our European fiber glass business, completion of the sale of our minority ownership interest in Pittsburgh Glass Works, and the acquisition of MetoKote, a leading coatings services company. Also during the quarter, we fully funded our portion of the Pittsburgh Corning Asbestos Settlement Trust and announced the annuitization of a sizable portion of our pension obligations, both significant actions to mitigate risk and reduce future earnings volatility,” McGarry commented.

“Looking ahead, we anticipate an acceleration of volume growth in the third quarter, as several of our recent growth initiatives begin to provide benefit. We will maintain discipline regarding our cost structure, including continued focus on realizing targeted benefits from our previously announced business restructuring,” McGarry said.

“Finally, we anticipate accelerated cash deployment in the second half of the year, and we expect total deployment for 2015 and 2016 combined to be toward the upper end of our previously announced earnings-accretive cash deployment targets,” McGarry concluded.

PPG reiterated its commitment to deploy $2.0 billion to $2.5 billion of cash, in years 2015 and 2016 combined, on acquisitions and share repurchases. The company has spent $1.6 billion toward that target to date, including for the MetoKote Corporation acquisition that closed July 1.

During the quarter, the company utilized more than $800 million to fully fund its portion of the Pittsburgh Corning Asbestos Settlement Trust. No share repurchases were completed during the quarter, given the trust-funding obligation and the company’s decision to take advantage of a 5.5 percent per annum prepayment discount on all future trust-funding requirements in the quarter. The company has approximately $770 million remaining under its current share repurchase authorization. PPG reported today that cash and short-term investments totaled approximately $1.7 billion at the end of the second quarter 2016, versus about $1.2 billion for the prior-year period.

Second Quarter 2016 Reportable Segment Financial Results

•
Performance Coatings segment second quarter net sales were $2.34 billion, down $72 million, or 3 percent, versus the prior-year period. Sales in local currencies were down less than 1 percent year-over-year. Acquisition-related sales, of about $25 million, and improved selling prices were offset by lower sales volumes, which declined about 2 percent. Unfavorable foreign currency translation impacted net sales by more than 2 percent, or about $60 million.

Local-currency sales growth continued in automotive refinish coatings at a mid-single-digit percentage rate, reflecting PPG market outperformance and higher industry demand. Aerospace returned to sales volume growth, increasing by a low-single-digit percentage versus the prior year. Protective and marine coatings sales volumes declined primarily due to further marine new-build end-use market weakness. Sales volumes declined slightly in architectural coatings - EMEA (Europe, Middle East and Africa), after improving in the prior three sequential quarters, mainly due to the impact from unfavorable weather patterns and flooding across Western Europe. Architectural coatings - Americas and Asia Pacific sales volumes were lower by a mid-single-digit percentage, including declines in both China and Brazil of more than 20 percent. Architectural coatings volumes also declined in the U.S and Canada, stemming from continued contraction of the independent dealer channel and lower aggregate volumes at national retailers compared to solid prior-year results, coupled with current-year customer initiatives to permanently reduce inventory levels. Sales volumes in company-owned stores in the U.S. and Canada were up modestly versus the prior year. Local-currency architectural coatings sales growth in Mexico was more than double the country’s GDP growth rate due to improved market penetration and robust store-count growth. Strong architectural coatings volume growth in Central America resulted from the continuing effort to successfully establish a presence in the region.

Segment income for the second quarter was $428 million, up $17 million, or 4 percent, year-over-year. Factors contributing to this increase included continued strong cost management, with additional business-restructuring benefits, and acquisition-related income. These were partially offset by the impact of lower sales volumes. Foreign currency translation negatively impacted segment income by about $10 million.

•
Industrial Coatings segment second quarter net sales were $1.44 billion, up $33 million, or more than 2 percent, versus the prior-year period. Sales in local currencies were up more than 4 percent due to sales volume growth of about 3 percent and acquisition-related sales of approximately $40 million, or about 3 percent. Unfavorable foreign currency translation impacted net sales by 2 percent, or about $30 million.

Automotive original equipment manufacturer (OEM) coatings sales volumes increased by a low-single-digit percentage, in line with continued modest global automotive industry production growth rates. Industrial coatings and specialty coatings and materials both delivered solid low- to mid-single-digit percentage sales volume growth year-over-year, outpacing global industrial production particularly in Europe and Asia. Packaging coatings continued to deliver above-industry growth rates, as sales volumes increased by a high-single-digit percentage driven primarily by new-technology-related customer conversions.

Segment income for the second quarter was $292 million, up $32 million, or about 12 percent, year-over-year. This improvement was due to increased income leverage from higher sales volumes, lower total costs that included manufacturing cost efficiencies and increased benefits from business restructuring, and acquisition-related income. Foreign currency translation negatively impacted segment income by approximately $5 million.

•
Glass segment net sales were $282 million for the second quarter, up $3 million, or about 1 percent, versus the prior-year period. The increase in sales was primarily due to higher selling prices, which were partially offset by the impact of unfavorable foreign currency translation. Aggregate segment sales volumes were flat year-over-year.

Flat glass sales volumes declined modestly, mainly early in the quarter, due to the impact of a facility that returned to production in April following a scheduled maintenance outage in the first quarter. Flat glass industry demand remained solid. Fiber glass sales volumes grew slightly, with modest variation by region.

Segment income of $43 million was up $6 million versus the prior year primarily due to the benefits of higher net sales and cost improvements, which were partially offset by $3 million of flat glass facility repair-related and startup-related expenses and lower equity earnings from Asian joint ventures.

In the second quarter, PPG announced the sale of its European fiber glass business with annual revenues of approximately $150 million. The transaction is expected close in the second half of 2016.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.3 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 21. The company will hold a conference call to review its second quarter 2016 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10088686. Those participants unable to pre-register may dial: in the United States, 866-777-2509; international, +1-412-317-5413. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 21, beginning at approximately 4:30 p.m. ET, through August 5 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10088686. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, July 21, 2016, through July 20, 2017.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2015 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of July 21, 2016, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income, earnings per diluted share and the effective tax rate adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, earnings per diluted share and the effective tax rate may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation for the second quarter of reported and adjusted net income, earnings per diluted share, and the effective tax rate:

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2016			Second Quarter 2015
	$		EPS	$	EPS
Reported net income from continuing operations	$370		$1.37	$337	$1.23
Transaction-related costs	5		0.02	15	0.05
Asset write-down	8	*	0.03	—	—
Gain from sale of equity affiliate	(13)		(0.05)	—	—
Net tax effect of asbestos settlement trust funding	128		0.48	—	—
Business restructuring	—		—	106	0.39
Adjusted net income from continuing operations, excluding non-recurring items	$498		$1.85	$458	$1.67

	Second Quarter 2016			Second Quarter 2015
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$673	$297	44.1%	$452	$110	24.3%
Transaction-related costs	7	2	37.6%	21	6	28.6%
Asset write-down	10	3	25.0%	—	—	—
Gain from sale of equity affiliate	(20)	(7)	37.6%	—	—	—
Net tax effect of asbestos settlement trust funding	—	(128)	N/A	—	—	—
Business restructuring	—	—	—	140	34	24.3%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$670	$167	25.0%	$613	$150	24.5%

*Reported Net Income includes a $1 million benefit attributable to noncontrolling interests.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Net sales	$4,064	$4,100	$7,736	$7,762
Cost of sales, exclusive of depreciation and amortization	2,190	2,283	4,203	4,348
Selling, R&D and administrative expenses	1,075	1,077	2,112	2,109
Depreciation	91	92	182	179
Amortization	30	33	60	66
Interest expense	31	34	62	63
Interest income	(7)	(10)	(14)	(21)
Asbestos settlement - net	2	3	5	6
Restructuring charge	—	140	—	140
Gain on sale of equity affiliate	(20)	—	(20)	—
Other charges/(income) - net	(1)	(4)	2	(10)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	673	452	1,144	882
Income tax expense	297	110	414	214
Income from continuing operations, net of income taxes	376	342	730	668
Income from discontinued operations, net of income taxes	—	—	—	1
Net income attributable to the controlling and noncontrolling interests	376	342	730	669
Less: Net income attributable to noncontrolling interests	(6)	(5)	(13)	(10)
NET INCOME (ATTRIBUTABLE TO PPG)	$370	$337	$717	$659

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$370	$337	$717	$658
Income from discontinued operations, net of income tax	—	—	—	1
Net income (attributable to PPG)	$370	$337	$717	$659

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.38	$1.24	$2.68	$2.41
Income from discontinued operations, net of income tax	—	—	—	0.01
Net income (attributable to PPG)	$1.38	$1.24	$2.68	$2.42

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.37	$1.23	$2.66	$2.39
Income from discontinued operations, net of income tax	—	—	—	0.01
Net income (attributable to PPG)	$1.37	$1.23	$2.66	$2.40

Average shares outstanding	267.2	272.5	267.4	272.8

Average shares outstanding - assuming dilution	269.1	274.7	269.2	275.1

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. The tax (cost) benefit related to these items are as follows:

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2016	2015	2016	2015

Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:
Transaction-related costs	$2	$6	$3	$9
Asset write-downs	3	—	4	—
Gain from sale of equity affiliate	(7)	—	(7)	—
Net tax effect of asbestos settlement funding	(128)	—	(128)	—
Business restructuring charge	—	34	—	34
Total	$(130)	$40	$(128)	$43

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2016	2015	2015 (a)
Current assets:
Cash and cash equivalents	$1,605	$1,311	$707
Short-term investments	64	144	475
Receivables - net	3,108	2,788	3,286
Inventories	1,803	1,705	1,861
Assets held for sale (b)	148	—	—
Other	379	606	651
Total current assets	$7,107	$6,554	$6,980

Current liabilities:
Short-term debt and current portion of long-term debt	$686	$283	$293
Asbestos settlement	—	796	840
Accounts payable and accrued liabilities	3,632	3,577	3,692
Liabilities held for sale (b)	57	—	—
Total current liabilities	$4,375	$4,656	$4,825

Long-term debt	$4,426	$4,042	$4,206

(a) Certain reclassifications of prior year data have been made to conform to the current year presentation to reflect the adoption of accounting standard updates issued in 2015.

(b) Assets and liabilities of PPG's European fiber glass business were reclassified as held for sale as a result of the definitive sales agreement signed on June 20, 2016.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2016 (b)	2015	2015
Operating Working Capital (a)
Amount	$2,604	$2,341	$2,912
As a percent of quarter sales, annualized	16.0%	15.8%	17.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

(b) Reclassifications for Assets and Liabilities held for sale related to the European fiber glass business reduced Operating Working Capital by $14 million as of June 30, 2016. Excluding the impact of the reclassifications on the balance sheet, operating working capital was $2,618 million, or 16.1% of sales.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Net sales
Performance Coatings	$2,338	$2,410	$4,377	$4,465
Industrial Coatings	1,444	1,411	2,816	2,751
Glass	282	279	543	546
TOTAL	$4,064	$4,100	$7,736	$7,762

Segment income
Performance Coatings	$428	$411	$707	$673
Industrial Coatings	292	260	557	504
Glass	43	37	71	67
TOTAL	763	708	1,335	1,244

Items not allocated to segments
Corporate	(59)	(65)	(120)	(132)
Interest expense, net of interest income	(24)	(24)	(48)	(42)
Legacy (Note A)	(10)	(6)	(20)	(18)
Asset write-downs	(10)	—	(14)	—
Gain from sale of equity affiliate	20	—	20	—
Transaction-related costs	(7)	(21)	(9)	(30)
Business restructuring charge	—	(140)	—	(140)
INCOME BEFORE INCOME TAXES	$673	$452	$1,144	$882

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC.

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